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                             ARTICLES OF AMENDMENT
                                       TO
           AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED
                                       OF
                         WASHINGTON NATURAL GAS COMPANY
                    ESTABLISHING A SERIES OF PREFERRED STOCK


         Washington Natural Gas Company, a Washington corporation, by T.J. Hogan, its duly elected and qualified Vice President and Secretary, hereby provides the following information and delivers to the Secretary of State of the State of Washington for filing these Articles of Amendment Establishing a Series of Preferred Stock in duplicate, pursuant to RCW 23B.06.020, RCW 23B.10.020, and RCW 23B.10.060.

         1.0.1 Name. The name of the corporation is Washington Natural Gas Company.

         1.0.2 Text of Amendments. Pursuant to the corporation's Amended and Restated Articles of Incorporation, as amended, the amendments establish the designation, preferences, limitations and relative rights of a series of Preferred Stock. The amendments will comprise "Paragraph (5) -- Series of Preferred Stock" of Article IV. Following is the text of each amendment adopted:

         The third series of Preferred Stock of the par value of $25 per share of the Company authorized by its Amended and Restated Articles of Incorporation shall be designated as "8.5% Preferred Stock, Series III" (hereafter called the "Preferred Stock, Series III") and 1,200,000 shares of the authorized but heretofore unissued shares of Preferred Stock of the par value of $25 per share of the Company shall be issued as shares of Preferred Stock, Series III; the Preferred Stock, Series III shall have the following preferences, limitations, and relative rights:

                          (1) the dividend rate for the Preferred Stock, Series III, shall be 8.5% per annum per share and the date from and including which such dividends shall be cumulative shall be the date of original issuance thereof;

                          (2) the Preferred Stock, Series III, will not be subject to redemption prior to September 1, 1999. At any time on or after September 1, 1999, the Preferred Stock, Series III, may be redeemed, at the election of the Company, in the manner provided in Paragraph 2.04 of Article IV of its Amended and Restated Articles of Incorporation, as a whole or from time to time in part, at part value per share; in each case together with accrued dividends thereon to the date designated for redemption. Prior notice of any redemption pursuant to this paragraph (2) shall be given by first-class mail, postage prepaid by the Company in the manner provided in subparagraph
                 (A) of Paragraph 2.04 of the Restated Articles of
                 Incorporation;

                          (3) all redemptions pursuant to paragraph (2) above shall be pro rata, as nearly as possible, among the holders of the Preferred Stock, Series III, according to the number of shares held by each;

                          (4) all shares of the Preferred Stock, Series III, redeemed, purchased or otherwise acquired and retired by the Company shall be
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                 canceled and shall not be reissued; and, so long as any
                 shares of the Preferred Stock, Series III, are outstanding, the Company shall not issue any of its authorized and unissued shares of the Preferred Stock as additional shares of the Preferred Stock, Series III; and

                          (5) the amount per share payable on the Preferred Stock, Series III, before any payment on the Common Stock in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any reduction of capital resulting in any distribution of assets to the stockholders shall be $25 per share, together with a sum computed at the said annual dividend rate from the date from which dividends thereon became cumulative to the date fixed for the payment of such distributive amount, less the aggregate of the dividends theretofore or on such date paid thereon or declared and set apart for payment thereon, all as provided in the Amended and Restated Articles of Incorporation.

         1.0.3 Amendments Do Not Provide for the Exchange, Reclassification, or Cancellation of Issued Shares. The amendments do not provide for any exchange, reclassification, or cancellation of issued shares.

         1.0.4 Date of Adoption. Each such amendment was adopted by the Board of Directors on August 17, 1994.

         1.0.5 Shareholder Approval Not Required. The amendments do not require shareholder approval, as provided in RCW 23B.06.020 and RCW 23B.10.020 of the Washington Business Corporation Act.

         Executed this 9th day of September, 1994.


                                           WASHINGTON NATURAL GAS COMPANY



                                           By   /s/ T. J. Hogan
                                                T. J. Hogan
                                                Its Vice President and Secretary